Exhibit 10.1

AGREEMENT AND RELEASE

CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND RELEASE. BY SIGNING THIS AGREEMENT AND RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

This is an agreement and release (the “Agreement”) between NanoSensors, Inc., its stockholders (solely in their capacity as stockholders of NanoSensors, Inc.), affiliates, divisions, successors and assigns, their respective past and present officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as “NanoSensors” or the “Company”) and by his own free will, Ted L. Wong (“Wong” or “Employee”). As used herein, the term “Execution Date” shall mean the later of the two dates on which this Agreement has been executed by Employee and NanoSensors, as specified on the signature page of this Agreement.

WHEREAS, Wong has been an employee of NanoSensors and has served as its Chief Executive Officer, President and Chief Financial Officer, and

WHEREAS, Wong has been employed pursuant to a written employment agreement dated as of August 3, 2006 (the “Employment Agreement”); and

WHEREAS, Employee and NanoSensors each desire an amicable cessation of the employment relationship,

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee and NanoSensors (who hereinafter collectively may be referred to as the “Parties”) hereby agree as follows:

1. Termination of Employment; Resignation from Board: Employee acknowledges and agrees that effective the close of business on August 31, 2007 (the “Termination Date”), Employee’s employment in all capacities with the Company is terminated and the Employment Agreement is terminated effective as of the Termination Date. Further, effective on the Termination Date, Employee hereby resigns as Chairman of the Board of Directors of the Company.

2. Severance Payment: In consideration for Employee’s execution of this Agreement, and in consideration for the release of claims against NanoSensors, the Company will pay or provide to Employee the following:

a. Solely for the purpose of determining the benefits under Section 2.3 of the Employment Agreement, Employee’s termination shall be deemed a termination without cause within the contemplation of such section of the Employment Agreement.

b. An aggregate amount of Seventy-Two Thousand and 00/100 ($72,000.00) Dollars (the “Severance Payment”), payable in equal and consecutive and monthly installments over a period of six months on each of the Company’s regular pay dates for executives, commencing on the first regular executive pay date following the Termination Date, but in no event prior to the expiration of the seven-day revocation period (the “Revocation Period”) described on the signature page of this Agreement.

c. In accordance with Section 5.9 of the Employment Agreement, the conditions to the vesting of any unvested and outstanding stock options granted to the Employee under any of the Company’s stock option plans, shall be deemed fully satisfied and all such incentive awards shall be immediately and fully vested as of the Termination Date. In addition, the terms of all outstanding stock options held by Employee as of the Termination Date shall be deemed amended to provide that the awards shall remain exercisable for a period of two years following the Termination Date. Attached as Exhibit “A” is a list of options covered by this provision.

d. In further consideration of Employee’s services to the Company during the term of the Employment Agreement, the Company agrees to issue to Employee such number of shares of the Company’s common stock with a fair market value equal to $6,250 on the Termination Date. The Company shall cause such additional shares of common stock to be issued to the Employee (to the address specified in Section 25 of this Agreement) on the first business day following the expiration of the Revocation Period. No other bonus or additional amount shall be due or owing by the Company to Employee. As used herein, the term “fair market value” shall mean the average of the closing price of the Company’s common stock as reported on the OTC Bulletin Board for the five (5) trading days prior to the date of determination of fair market value.

e. The Company agrees that Employee shall be entitled to retain the following items of company property which currently in the Company’s leased premises located at 1800 Wyatt Drive, Suite # 2, Santa Clara, California: one laptop computer, telephone hardware, printer, facsimile machine and the furniture and filing cabinets presently located on the premises. Company will allow Employee to retain the laptop computer after the Termination Date only upon the Company’s satisfaction that Employee has deleted and permanently purged all Company related files and data from such laptop computer (Employee agrees that the Company reserves the right to inspect such laptop computer to ensure compliance with this requirement).Other than the foregoing, Employee shall comply with the provisions of Section 21 of this Agreement and return to the Company all other Company property in his possession or custody or under his control.

f. Employee agrees and acknowledges that the Company’s payment of the compensation described in Sections 2(a) - 2(e) of this Agreement is in lieu of all other compensation to which Employee may have been entitled pursuant to the Employment Agreement.

3. Benefits: On the first regular executive pay date following the Termination Date, the Company shall pay the Employee an amount of Five Thousand One Hundred Twenty Five and 00/100 ($5,125). Dollars for unused vacation time in accordance with the Company’s current policy. Except as provided in the immediately preceding sentence, effective as of the Termination Date, (i) the Company shall have no obligation to continue Employee’s enrollment or participation in any benefit plans or programs and (ii) Employee shall not be entitled to participate in any Company benefit programs, receive any amounts under any Company benefit programs or otherwise receive any further benefits.

4.  Expense Reimbursement: To the extent Employee has unreimbursed business expenses, incurred through the Termination Date, Employee must promptly submit the expenses with all appropriate documentation; those expenses which meet the Company’s guidelines will be reimbursed. Any expense account that Employee has with the Company terminates effective on the Termination Date, and any expenses already incurred will be reviewed and processed in accordance with the policies and procedures of the Company. No new expenses may be incurred after the Termination Date. Employee agrees to promptly pay any outstanding balance on these accounts that represent non-reimbursable expenses. Company will pay accepted expenses within twenty (20) business days from the Termination Date, in accordance with the Company’s expense reimbursement guidelines existing as of the Execution Date.
Employee hereby represents that (i) he has not incurred any reimbursable expenses subsequent to the Termination Date and (ii) as of the Termination Date he has provided the Company with appropriately detailed reports covering all reimbursable expenditures incurred up to the Termination Date.

5. No Admission: Employee understands that this Agreement does not constitute an admission by the Company of any liability, error or omission, including without limitation, any: (a) violation of any statute, law, or regulation; (b) breach of contract, actual or implied; or (c) commission of any tort.

6. Acknowledgement: Employee acknowledges that the consideration provided in this Agreement under Sections 2(a), 2(d) and 2(e) exceed that to which Employee would otherwise be entitled under the normal operation of any benefit plan, policy or procedure of the Company or under any previous agreement (written or oral) between the Parties. Employee further acknowledges that the agreement by NanoSensors to provide the Severance Payment and the consideration pursuant to this Agreement beyond Employee’s entitlement is conditioned upon Employee’s release of all claims against NanoSensors and Employee’s compliance with all the terms and conditions of this Agreement.

7. No Other Payments: The Parties agree that, except as provided for herein, there shall be no other payments or benefits payable to Employee, including but not limited to, salary, bonuses, fees, commissions and/or other payments.

8.  Arbitration:

a. The Parties specifically, knowingly and voluntarily agree to arbitrate any claim, controversy or dispute which has arisen or should arise in connection with Employee’s employment, the cessation of Employee’s employment, or in any way related to the terms of this Agreement. The Parties agree to arbitrate any and all such controversies, disputes, and claims before a single arbitrator in the State of California in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law and admitted to practice in the State of California. The arbitration shall occur in the Association’s office closes to the Company’s headquarters. In the course of any arbitration pursuant to this Agreement, the Parties agree (i) to request that a written award be issued by the arbitrator and (ii) that each side is entitled to receive any and all relief it would be entitled to receive in a court proceeding. The Parties knowingly and voluntarily agree to enter into this arbitration clause and, except for claims contemplated in Section 8(b) below, waive any rights that might otherwise exist to request a jury trial or other court proceeding. This paragraph is intended to be both a post-dispute and pre-dispute arbitration clause. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the Parties. The Parties’ agreement to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act 1967, as amended, the Americans with Disabilities Act, and any other federal, state or local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

b. Notwithstanding the foregoing, Employee acknowledges and agrees that the breach by Employee of the non-disparagement, confidentiality, non-competition, assignment or cooperation obligations (as provided by Sections 9 - 15 and 20 of this Agreement) will cause the Company irreparable injury not compensable by money damages and therefore, the Company will not have an adequate remedy at law. Accordingly, the Company may commence a proceeding for equitable relief in any court of competent jurisdiction to enforce such rights. If the Company institutes an action or proceeding to enforce such obligations, it shall be entitled to injunctive or other equitable relief to prevent or curtail any such breach, threatened or actual.

9. Confidential Treatment: Employee and NanoSensors agree that the terms and existence of this Agreement are and shall remain confidential and agrees not to disclose any terms or provisions of this Agreement, or to talk or write about the negotiation, execution or implementation of this Agreement, without the prior written consent of the other, except (a) as required by law or by regulatory authorities, including as may be required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder; (b) as required within NanoSensors to process this Agreement; or (c) in connection with any arbitration or litigation arising out of this Agreement. Anything herein to the contrary notwithstanding, Employee may disclose the terms of this Agreement to Employee’s immediate family, accountant or attorney, provided they are made aware of and agree to the confidentiality provisions.

10. Proprietary Information: Employee further acknowledges and agrees that the provisions of Section 6.1 of the Employment Agreement (“Confidential and Proprietary Rights”) shall remain in full force and effect and acknowledges his obligations thereunder not to, without limitation, disclose or use the Company’s Proprietary Information, as such term is defined in Section 6.1 of the Employment Agreement.

11.  Restrictive Covenants: Employee agrees and acknowledges that the restrictive covenants set forth in Section 6.3 of the Employment Agreement remain in full force and effect and the twelve-month restrictive period contemplated by such section shall commence on the Termination Date. Further, in addition to the provisions of Section 6.3, Employee agrees that in consideration for the payments and other consideration provided in this Agreement, Employee will not, during the period of non-competition referred to in Section 6.3 of the Employment Agreement, either directly or indirectly, solicit any person or entity who is retained by the Company as a consultant or advisor (or who was so retained by the Company within six months of the Termination Date) in connection with any Competitive Business. As used herein the term “Competitive Business” shall mean the manufacture, development and/or distribution of sensor devices to detect e. coli and salmonella. The Company agrees that the foregoing definition of the term “Competitive Business” shall supersede the definition of such term as provided in Section 6.3 of the Employment Agreement.

12. Assignment of Work Product: Employee further acknowledges and agrees that the provisions of Section 6.2 of the Employment Agreement (“Assignment of Inventions”) shall remain in full force and effect and Employee acknowledges, and hereby reaffirms his agreement to perform, his obligations thereunder.

13. No Disparagement: Employee agrees that commencing on the Execution Date and for a period of three years thereafter, Employee shall not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, or its officers, employees and directors including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet. The Company agrees not to issue, and will advise its executive officers and directors not to make, any negative or derogatory statements in verbal, written, electronic or any other form about Employee during the three-year period described in the first sentence of this paragraph.

14. Litigation:

a. Employee shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee’s assistance may be reasonably requested by the Company. Reasonable expenses arising from the cooperation will be advanced or reimbursed within the Company’s guidelines. Consistent with the Company’s Certificate of Incorporation and By-Laws, each as amended to date, the Company will hold harmless and indemnify Employee from and against any expenses (including attorneys’ fees), fines, judgments and amounts paid in settlement arising from any claim, suit or other action against Employee by any third party, on account of any action or inaction by Employee taken or omitted to be taken by Employee on behalf of NanoSensors during the course of his employment, up to the Termination Date, provided that such action or inaction by Employee was within the scope of Employee’s employment, consistent with the Company’s policies and procedures and not within any of the applicable exceptions set forth in Section 8 of the Employment Agreement. In accordance with Section 8 of the Employment Agreement, the Company further agrees to use commercially reasonable efforts to maintain such insurance, including, but not limited to, directors’ and officers’ liability insurance, and liability insurance, as is necessary and reasonable to protect the Employee from any and all claims arising from or in connection with his employment by the Company for a period of six (6) years after the Termination Date.

b. Except if required by applicable law, Employee agrees that he will not provide support or assistance, directly or indirectly, to any individual, corporation, or other non-governmental entity in connection with any claim, action, suit or proceeding involving the Company or any of its affiliates unless required to do so by law (in which case Employee agrees to promptly notify the Company of such legal requirement).

c. Employee acknowledges that he has advised the Company completely and candidly of all facts of which he is aware that may give rise to legal matters.

15. References: Employee shall direct all requests for references to be forwarded in writing to the Company, attention: Office of the President. The Company will state in response to such inquiries your dates of employment and positions held. The Company shall not be responsible for responses to reference requests sought or obtained other than under the procedures set forth in this paragraph. The Company shall direct employees authorized to make communications concerning Employee not to convey negative or derogatory statements regarding Employee if contacted for a reference.

16.  Release of Claims:

   a. Release. Employee has executed the General Release appended as Exhibit B to this Agreement, which General Release is hereby incorporated into this Agreement by reference.

b. Employee Right. Employee and Company hereby agree that solely in the event the Company commences a legal proceeding against Employee, Employee shall have the option to void the General Release appended to this Agreement, subject to the condition precedent that he repays to the Company all amounts paid by the Company to the Employee pursuant to Section 2 of this Agreement (the “Repayment Amount”). In the event the Employee elects to exercise this option and deliver the Repayment Amount to the Company, the General Release contemplated in Section 16(a) hereof and appended as Exhibit B to this Agreement shall be deemed void and unenforceable, effective upon the Company’s receipt of the Repayment Amount in immediately available U.S. funds. Notwithstanding the foregoing, the right granted to Employee pursuant to this Section 16(b) shall not be exercisable with respect to any: (i) any rights, remedies, or claims Company may have in enforcing the terms of this Agreement or (ii) claim (including counterclaims) that the Company may have in an action or proceeding commenced by the Employee that is excluded from the scope of the General Release.

c. Waiver of Civil Code Section 1542. Employee represents, warrants, and agrees that it has been informed of, has read, is familiar with, understands, and does hereby expressly waive all rights that it has or may have under Section 1542 of the California Civil Code and all other similar rights in other states or territories of the United States of America, or any other jurisdiction, as said Section may apply to the releases in this Agreement only. Said Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

17.  Governing Law: This Agreement shall be deemed to have been made within the State of California, and shall be interpreted and construed and enforced in accordance with the laws of the State of California without regard to its conflicts of law provision.

18.  Right to Review: Employee is hereby advised of Employee’s rights to review this Agreement with counsel of Employee’s choice. Employee has had the opportunity to consult with an attorney and/or other advisor of Employee’s choosing before signing the Agreement, and was given a period of twenty-one (21) days to consider the Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this twenty-one (21) day period. Employee acknowledges that in signing this Agreement, Employee has relied only on the promises written in this Agreement, and not on any other promise made by the Company or any other entity or person.

19. No Claims: Employee represents that Employee has not filed any complaints, charges or claims against NanoSensors with any local, State, or Federal agency or court, or with any other forum. Employee represents and warrants that he is the sole and lawful owner of all rights, titles and interest in and to every claim and other matters which he releases herein, and that no other person, individual, or entity has received any assignment or other right of substitution or subrogation to any matters relating to or arising out of any such claim.

20. Company Representation: The Company acknowledges that it has advised Employee completely and candidly of all facts of which it is aware that may give rise to legal matters. The Company is not aware of any claims or any facts giving rise to a claim against the Employee by the Company, nor does the Company have any present intention, based on its current awareness, to make any claim against Employee. Nothing herein however shall be construed as a waiver or release by the Company to pursue any legal or equitable remedy it may have against Employee under any statute, contract or applicable law.

21. Return of Property: Except as specified in Section 2(e) of this Agreement, on or before the Termination Date, Employee shall return any Company property in his possession or custody or under his control, no matter where located including, but not limited to, I.D. or security cards, corporate credit card, keys, computer disks, equipment, furniture, computers, peripherals and other electronic devices, and any written or electronic material prepared or received during his employment with the Company, including without limitation, memoranda, reports, files, correspondence, manuals, notes, specifications, data, whether existing in hard copy or other media.

22. Performance of Agreement: In the event Employee materially breaches this Agreement, Employee agrees to forfeit the entire consideration given for this release and to pay the Company any actual damages caused by Employee’s breach. In the event the Company materially breaches this Agreement, all amounts due hereunder will be accelerated and become due immediately.

23. Severability: If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the Parties agree that the court or other appropriate decision-making authority making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court or other appropriate decision-making authority determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the Parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall nonetheless survive and be enforced to the fullest extent permitted by law.

24. Separate Counsel: The Parties acknowledge that NanoSensors has been represented in this transaction by Becker & Poliakoff, LLP. Employee hereby expressly acknowledges that he has been advised that he has not been represented by the Company’s attorneys in this matter and that Employee has been advised and urged to seek separate legal counsel for advice in this matter.

25. Notices: Any notices hereunder shall be sent to the Company and to Employee at their respective addresses set forth below. Any notice shall be given by certified mail, return receipt requested, postage prepaid, overnight courier or personal delivery. Notices shall be deemed to have been given when deposited in the United States mail or delivered to a nationally-recognized courier service. Either Party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

If to the Company: NanoSensors, Inc. 1800 Wyatt Drive, Suite 2 Santa Clara, CA 95054 Attention: Chief Executive Officer	If to Employee: Ted L. Wong c/o Ray L. Wong, Esq. Duane Morris, LLP One Market, Spear Tower, Suite 2000 San Francisco, CA 94105-1104

26. Entire Agreement; Modifications: Except as otherwise expressly provided herein, this Agreement and Release, together with the General Release constitute the entire agreement between the Parties and supersede any and all prior agreements, whether written or oral. This Agreement may not be modified or changed, except in a written agreement signed by both Parties. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other such provision nor constitute a waiver of the provision itself. The Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

I have read this Agreement, and I understand all of its terms. I enter into and sign this Agreement knowingly and voluntarily with full knowledge of what it means. I understand that I have twenty-one (21) days to consider this Agreement and return it to NANOSENSORS. I also understand that I have seven (7) days to revoke this Agreement in writing after I sign it. I understand that a revocation will become effective only if I furnish NANOSENSORS with written notice, within such seven (7) day period. This Agreement will not become effective or enforceable until NANOSENSORS’s receipt back of Employee’s executed Agreement and the expiration of the seven day revocation period.

Employee: /s/ Ted L. Wong Ted L. Wong	NanoSensors, Inc.: By: /s/ Robert Baron Name: Robert Baron Title: Authorized Representative

Date: September 6, 2007	Date: September 9, 2007

Exhibit A

Original Issuance Date:	Number:	Exercise Price:	Expiration Date:

December 13, 2006	5,000,000	$0.049	August 13, 2016

December 13, 2006	13,000,000	$0.049	August 13, 2016

TOTAL OPTIONS	18,000,000

Vesting: All of the above options will become fully vested on the Termination Date

EXHIBIT B

CONSULT WITH AN ATTORNEY BEFORE SIGNING GENERAL RELEASE. BY SIGNING THIS GENERAL RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

GENERAL RELEASE

I, Ted L. Wong, understand and, of my own free will, enter into this General Release.

In consideration of the payments, benefits, agreements, and other consideration to be provided by NanoSensors, Inc. (“NanoSensors”) as described in the agreement of which this General Release is a part (such agreement, this General Release, together, the “Agreement”), Ted L. Wong, for himself and for his heirs, executors, administrators, and their respective successors and assigns (collectively, “Employee”), HEREBY RELEASES AND FOREVER DISCHARGES, to the maximum extent permitted by law, NanoSensors, Inc., its stockholders (solely in their capacity as stockholders of NanoSensors), subsidiaries, affiliates, divisions, successors and assigns, their respective current and former officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as “NanoSensors”) of and from all or any manner of actions, causes and causes of action, suits, debts, obligations, damages, complaints, liabilities, losses, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments and expenses (including attorneys’ fees and costs), extents, executions, claims and demands whatsoever at law or in equity (“claims”), specifically including by way of example but not limitation, Title VII of the Civil Rights Acts of 1964 and 1991, as amended; the Civil Rights Act of 1866; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act, as amended; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended; the Worker Adjustment and Retraining Notification Act; the Pregnancy Discrimination Act; and all Federal, State and local statutes, regulations, decisional law and ordinances and all human rights, fair employment, contract and tort laws relating to Employee’s employment with NanoSensors and/or the termination and any civil rights or human rights law, as well as all claims for wrongful discharge, breach of contract, personal injury, defamation, mental anguish, injury to health and reputation, and sexual harassment, which Employee ever had, now has, or which Employee hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of Employee’s employment by NanoSensors or the termination thereof, provided that this General Release shall not extend to (i) any rights, remedies, or claims Employee may have in enforcing the terms of this Agreement; (ii) any rights Employee may have to receive vested amounts under NanoSensors’ stock option plan, 401(k) or pension plans; (iii) Employee’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); and (iv) claims for indemnification (whether under state law, the Company’s by-laws or otherwise) for acts performed as an officer or director of the Company or any of its affiliates. Employee takes this action fully aware of Employee’s rights arising under the laws of the United States (and any State or local governmental entity thereof) and voluntarily waives and releases all such rights or claims under these or other laws, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. The provisions of any laws providing in substance that releases shall not extend to claims which are at the time unknown to or unsuspected by the person executing such release, are hereby waived.

Waiver of Civil Code Section 1542. Employee represents, warrants, and agrees that it has been informed of, has read, is familiar with, understands, and does hereby expressly waive all rights that it has or may have under Section 1542 of the California Civil Code and all other similar rights in other states or territories of the United States of America, or any other jurisdiction, as said Section may apply to the releases in this Agreement only. Said Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

Employee represents that Employee has been advised to and has had an opportunity to consult with an attorney and/or any other advisors of Employee’s choosing before signing this Agreement, and was given a period of twenty-one (21) days to consider this Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee has relied only on the promises written in the Agreement, and not on any other promise made by NanoSensors or any other entity or person.

Employee has seven (7) days to revoke the Agreement after Employee signs it. The Agreement will not become effective or enforceable until NanoSensors’s receipt back of Employee’s executed Agreement and the expiration of the seven day revocation period.

Employee has read and understood the Agreement and enters into it knowingly and voluntarily.

IN WITNESS WHEREOF, Ted L. Wong has set his hand this 6th day of September, 2007 having had the opportunity to review this with counsel of his or her choice.

/s/ Ted L. Wong Ted L. Wong